Exhibit 99.1

                      Provident Community Bancshares, Inc.
             Reports Earnings and Announces Quarterly Cash Dividend



    UNION, S.C.--(BUSINESS WIRE)--Jan. 16, 2007--Provident Community Bancshares, Inc. (NASDAQ: PCBS) reported operating results for the fourth quarter and twelve months ended December 31, 2006. Net income for the twelve months ended December 31, 2006 was $2.8 million, or $1.48 per share (diluted), a 13.7% increase over the $2.5 million, or $1.26 per share (diluted), for the twelve month period ending December 31, 2005. Net income for the three months ended December 31, 2006 was $814,000 compared to $740,000 for the three months ended December 31, 2005. Earnings per share were $0.44 per share (diluted) for the fourth quarter of 2006 versus $0.38 per share (diluted) for the fourth quarter of 2005.

    Net interest income before the loan loss provision for the fourth quarter decreased $77,000, or 2.8%, to $2.6 million compared to $2.7 million. The decrease reflects higher funding costs over the previous year period as a result of an increase in balances and rising rates offset by higher average loan balances along with an increase in the yield on loans that resulted from a higher concentration of consumer and commercial loans. The provision for loan losses for the fourth quarter totaled $115,000 compared to $100,000 for the same period in the previous year. The increase in provision for loan losses was due to a 20.7% increase in net loans over the previous year and a higher concentration of commercial loans in the portfolio which carry a higher risk of default, offset by a reduction in classified loans.

    Non-interest income for the fourth quarter increased $142,000, or 23.6%, to $743,000 compared to $601,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts. Non-interest expense for the fourth quarter increased $150,000, or 6.9%, to $2.3 million compared to $2.2 million for the same period in the previous year. The increase was due primarily to higher operating costs associated with a banking center opening in Simpsonville, South Carolina in March 2006 and the opening of a second banking center in Rock Hill, South Carolina in October 2006. Income tax expense for the fourth quarter reflected an effective tax rate of 13.5% compared to 28.9% for the same period in the previous year. The reduction was due to a $156,000 tax benefit related to a prior year bank acquisition.

    At December 31, 2006, assets totaled $388.2 million, a 4.6% increase from $371.0 million at December 31, 2005. Net loans receivable increased $39.9 million, or 20.7%, during the period to $232.5 million at December 31, 2006, compared to $192.6 million at December 31, 2005. The net growth in loans was driven by a 36.3% increase in the commercial loan portfolio as the Company continued to focus on this lending segment with specialized loan officers and products. Reductions in lower-yielding investments and mortgage-backed securities of $24.1 million and deposit growth of $13.5 million funded the increase in loans. Shareholders' equity increased $634,000, or 2.5%, to $26.0 million at December 31, 2006 from $25.3 million at December 31, 2005 due primarily to net income of $2.8 million offset by the repurchase of 84,506 shares at a cost of $1.5 million and dividend payments of $0.43 per share at a cost of $806,000.

    The Company also declared a quarterly cash dividend of 0.11 per share payable on February 15, 2007 to shareholders of record on January 30, 2007. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

    Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates ten banking locations in the upstate of South Carolina. At December 31, 2006, Provident Community Bancshares had $388.2 million in total assets and total stockholders' equity of $26.0 million. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006, and the Corporation's Annual Report in Form 10-K for the year ended December 31, 2005.




----------------------------------------------------------------------
                 Provident Community Bancshares, Inc.
            Fourth Quarter - Year Ending December 31, 2006
----------------------------------------------------------------------

                         Financial Highlights
         (Unaudited) ($ in thousands, except per share data)

                                     At        At
Balance Sheet                     12/31/06  12/31/05 $Change % Change
-------------------------------- -------------------------------------

   Total assets                   $388,230  $371,042  17,188     4.63%
   Cash and due from banks           9,124     8,380     744     8.88%
   Investments & mortgage-backed
    securities                     122,185   146,283 (24,098)  (16.47%)
   Loans receivable (net)          232,486   192,577  39,909    20.72%
   Goodwill and intangible assets    3,741     3,576     165     4.61%
   Deposits                        248,440   234,988  13,452     5.72%
   Advances and other borrowings    98,533   100,330  (1,797)   (1.79%)
   Stockholders' equity             25,967    25,333     634     2.50%
   Outstanding shares            1,830,528 1,905,897 (75,369)   (3.95%)
   Book value per share             $14.19    $13.29       1     6.77%


                               Three Months Ended Twelve Months Ended
                                  December 31,        December 31,
                              ----------------------------------------
Income Statement                   2006      2005      2006      2005
----------------------------------------------------------------------

   Net interest income           $2,637    $2,715   $10,524   $10,243
   Provision for loan losses        115       100       470       869
                              ----------------------------------------
   Net interest income after
    loan loss provision           2,522     2,615    10,054     9,374
   Non-interest income              743       601     2,876     2,543
   Non-interest expense           2,324     2,175     9,178     8,537
   Income tax                       127       301       949       914
                              ----------------------------------------
   Net income                      $814      $740    $2,803    $2,466
                              ========================================
   Earnings per share: basic      $0.44     $0.39     $1.50     $1.29
                              ========================================
   Earnings per share: diluted    $0.44     $0.38     $1.48     $1.26
                              ========================================
   Weighted Average Number of
   Common Shares Outstanding
   Basic                      1,834,261 1,914,617 1,865,951 1,914,357
   Diluted                    1,867,603 1,937,251 1,893,203 1,962,290


                                                  Twelve Months Ended
                                                     December 31,
                                                  -------------------
   Key Financial Ratios                                2006     2005
   ---------------------------------------------- -------------------

      Return on average assets                         0.75%    0.68%
      Return on average stockholders' equity          11.19%    9.68%
      Operating expense to average assets              2.28%    2.17%
      Equity to average assets                         6.92%    6.88%




    CONTACT: Provident Community Bancshares, Inc.
             Dwight V. Neese, 864-429-1863
             President & CEO